EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of August 1, 2021, (the “Effective Date”) by and between Tea Hyen Shin, an individual and resident of the Republic of Korea (the “Employee”), and ValueOne, Inc, a Nevada corporation (the “Company”) located at the addresses as set forth below.

WITNESSETH:

WHEREAS, Company wishes to employ the Employee and Employee wishes to be employed by Company, all on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.ENGAGEMENT. Subject to the provisions of this Agreement the Company agrees to engage the Employee to perform certain Duties and Responsibilities (the “Services”) and Employee agrees to perform such services, upon the terms and conditions as herein specified.

2.TERM. The term of this Agreement (the “Term”) shall commence on the Effective Date, and shall continue for a term of twenty four (24) months subject to modification, extension, and termination as set forth hereunder.

3.SERVICES RENDERED BY THE EMPLOYEE.

The Employee shall be employed by the Company as the President and Chief Executive Officer. The Employee shall be the most senior officer of the Company, and will be tasked with the primary oversight of all business functions. In addition, the Employee shall be a member of the Company’s Board of Directors, acting as its chairperson.

a)Duties: The Employee agrees to perform all of the functions and duties generally associated with the position of President and Chief Executive Officer and upon the terms and conditions herein specified, to the best of Employee’s ability and consistent with generally accepted commercial standards of performance, workmanship and professionalism for such position.

b)Responsibilities. The Employee is the primary individual responsible for and tasked with oversight the following matters:

(i)All business operations, including the delegation of tasks in subordinates such as accounting, sales, distribution, legal, consulting, and other forms of service providers;

(ii)Development of a Company strategy for growth and expansion in the North American market;

(iii)Supervision of individuals performing services for the Company; and

(iv)Any other necessary and proper tasks, functions, roles, responsibilities, duties, or obligations consistent with a President and CEO.

3.1Location of Services. The Employee further agrees to attend all reasonably necessary meetings at such places that may be deemed reasonably necessary for the performance of Employee’s duties, hereunder, specifically in the Las Vegas Metropolitan Area and United States, with occasional travel to and within North America or as may otherwise be required. The Parties acknowledge that at the time of this Agreement the global Covid-19 pandemic has made travel, especially internationally, problematic and will allow for the Employee to perform its’ necessary job functions remotely in the Republic of Korea.

3.2Outside Interests. It is understood the Employee has investments and interest in other business. Those interests however shall never interfere with the employee employment and duties and responsibility of the Employee as further set forth in this Agreement and no such interests or investments are in competing companies or industries or to such extent or require the active involvement of the Employee such that an actual conflict of interest arise and if such circumstances should arise it is the duty of the Employee to promptly notify the Company of such potential or actual conflict.

4.COMPENSATION. As full and complete consideration for Employee’s Services and Employee’s undertakings hereunder, and for all rights granted to Company hereunder, and subject to Employee’s full compliance with the terms and conditions of this Agreement, Company agrees to pay Employee as follows:

a)Fixed Compensation: The Employee shall be paid a retainer of one million (1,000,000) restricted common shares for the performance of services hereunder.

b)Benefits: During the term, Employee shall be entitled to receive all benefits of employment, if any. The Company reserves the right to modify, suspend, or discontinue any and all benefits offered by the Company at any time without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

c)The Fixed Compensation, if any, shall be subject to standard withholding taxes as mandated by federal, state and local authorities.

d)Stock Incentives: The Employee shall also have the right to purchase shares of common stock of the Company or convert some portion of the Employee’s compensation into stock of the Company subject to the unanimous written approval of the Board of Directors of the Company. The Employee acknowledges that no such stock incentive program has been approved or ratified by the Board but upon such event a provision shall be made for the Employee not inconsistent with the other compensation terms as set forth above.

e)Profit Incentives: The Employee shall receive a bonus of up to 50% of the Compensation called for hereunder subject to the approval of the Board of Directors based on performance measures such as, sales, revenues, profits, and roll-out of the Company’s business plan.

5.TERMINATION.

a)Notwithstanding any provision of this Agreement to the contrary, the employment hereunder shall terminate on the first to occur of the following:

(i)the date of the Employee’s death;

(ii)the date on which Company or the Secured Creditors give the Employee notice of termination for Cause (as defined below) (subject to any applicable cure period);

(iii)Thirty (30) days after the Employee delivers written notice of his resignation to Company; or

(iv)the execution of a permanent employment agreement;

(v)any mutually agreed upon time.

b)Company shall have the right, in its sole discretion, to terminate the Employee for Cause. For purposes of this Agreement, (“Cause”) shall mean the occurrence of any of the following, as reasonably determined by the Board of Directors:

(i)the willful failure or refusal or the continued failure, in the reasonable judgment of the Secured Creditors, by the Employee to perform and discharge his material duties and responsibilities under this Agreement, or any breach by the Employee. If such failure, refusal or breach is not cured within Thirty (30) days of written notice to Employee, which notice specifically identifies the conduct complained of, Company may terminate employment for Cause; or

(ii)the willful engaging by the Employee in conduct which in the opinion of the Secured Creditors is demonstrably damaging to the Company; or which violates any federal or state securities laws or regulations or causes any censure of Company; or

(iii)the conviction of the Employee (or the entering by the Employee a pleas of guilty or nolo contendere) for (i) any felony, (ii) any misdemeanor involving moral turpitude, or (iii) any crime involving Company, its property, any of Company’s subsidiaries or affiliates, or any of their respective property.

c)In the event the Employment is terminated because of death pursuant to Paragraph 5(a)(i) hereof, the Employee or his estate, legal representative or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid compensation, upon the date of death, without annualization and through the date of termination (collectively, the “Accrued Salary”) paid in one lump sum within Sixty (60) days from the date of death.

d)Upon the termination of the Agreement, Employee shall immediately:

(i)return all property of the Company to the Board of Directors, or their designate, including but not limited to manuals, client lists, employee files and all Confidential Information described in Paragraph 9(b);

(ii)vacate the property of the Company;

(iii)cease and desist all contact with clients, vendors and employees of the Company; and

(iv)assist the transition of the successor as reasonably requested by the General Manager for a period of not less than Thirty (30) days.

e)Company shall have the right, in its sole discretion, to terminate the Employee who becomes disabled. Subject to the provisions of the Operating Agreement, upon the permanent disability of Employee (the “Disabled Employee”) as defined below, and upon written notice of such permanent disability, (the “Event”) Company and the Disabled Employee hereby agree as follows:

(i)“Disability” in this Agreement shall mean the inability of a person to perform his normal employment responsibilities for three (3) consecutive months. The Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to reasonable requests which may be made by Company from time to time. The refusal of the Employee to submit to such requests for examination will result in the presumption that the disability does exist.

(ii)In the event the Employment is terminated because of Disability the Employee shall be entitled to payment of Accrued Salary paid in one lump sum within Sixty (60) days from the end of the date of termination because of Disability.

f)Severance Package: Company shall have the right, in its sole discretion, to terminate the Employee for any reason. In the event the Company elects to terminate the Employee, the Employee shall receive a maximum of six (6) months of salary, this amount shall be paid in no more than three (3) monthly installment after termination and guaranteed by ValueOne, Inc., a Nevada corporation.

6.TRAVEL AND EXPENSES. Company shall reimburse Employee for any necessary travel or other expenses incurred in the performance hereinabove specified provided such expenses constitute proper business deductions from taxable income for Company and are excludable from taxable income to Employee under the Internal Revenue Code and governing regulations. In addition, the Company is responsible for all other expenses Employee incurs related to the Company including Employee’s cell phone, notwithstanding if such cell phone is also used for personal usage and for mileage on Employee’s personal vehicle at a rate of Fifty Cents ($0.50) per mile and for fuel costs. Any international travel required by the Company shall be pre-booked and pre-paid by the Company and not the Employee, any travel however within the United States shall be the Employee’s responsibility and shall thereafter be reimbursed by the Company.

7.INTELLECUTAL PROPERTY AND TRADE SECRETS. Employee shall not disclose Company’s trade secrets, learned in the scope of Employee’s employment nor use them in any way prior to the Term of employment, during the Term of employment or thereafter, except as required by operation of law. For the purpose of this Agreement, “trade secrets” is defined as information not readily available to, or accessible by, the general public or the internet community.

8.RESTRICTIVE COVENANTS/PROTECTION F CONFIDENTIALITY.

a)Restrictive Covenants. It is agreed that Employee’s services hereunder are of a special, unique and extraordinary character and are vital to the future success and viability of Company. Employee acknowledges that Employee’s compensation is partly in consideration of and conditioned upon Employee agreeing to the covenants contained in this Paragraph and that the restrictions set forth herein are a material inducement to Company’s agreement to employ Employee hereunder. Accordingly, Employee agrees that as long as Employee shall remain a Employee of Company and for a period of One (1) years thereafter, Employee will not directly or indirectly, individually, or through any other person or corporate or other business entity, except on behalf of Company:

(i)Employ, engage or solicit (or attempt to employ, engage or solicit) any person who at that time is, or at any time during the preceding one (1) year period was, in the employ of Company either as an Employee or an independent contractor, or

(ii)Solicit business from any client (as defined below) or render any services to or for any client, in each case whether or not the relationship between Company and such clients was originally established in whole or in part through Employee’s efforts; or

(iii)Attempt in any manner to persuade any client to cease or to reduce the amount of business which such client has customarily done or contemplates doing with Company.

Employee acknowledges that because of the nature of the business engaged in by Company and the fact that Clients can be and are serviced by Company wherever located, it is impractical and unreasonable to place a geographic limitation on the above covenants and the restrictions set forth herein are reasonable and necessary to protect Company’s interest.

For the purpose of this Paragraph, the term “client” shall mean, any person or entity (A) who is then a client of Company; (B) who was a client of Company, at any time during the One (1) year period immediately preceding the Determination Date (as defined below); and (C) to whom Company had made a presentation within a period of one (1) year immediately preceding the Determination Date (i.e. prospective client); the term “Determination Date” means, as applicable, the date of termination of Employee’s employment, or if Employee’s employment shall not have terminated, the date of the prohibited conduct described in Section 5 (b).

The Company acknowledges that it wishes only to limit Employee’s right to compete only to the extent necessary to protect the Company from unfair competition. The Company further acknowledges that: (1) Employee will be able to earn a livelihood in his profession as a business coach and consultant without violating the foregoing restrictions and (2) that his ability to earn a livelihood as a business coach and consultant without violating such restrictions is a material condition to Employee’s executing this Agreement.

b)Confidentiality. Employee also agrees that, during and after the term of Employee’s employment, Employee will not disclose to any person or entity any Confidential Information or proprietary information or ideas of Company or any client, prospective client or former client of Company or directly or indirectly, individually, or through a corporation or other business entity, utilize any such Confidential Information or proprietary information or ideas for Employee’s own benefit, or for the benefit of any third party. “Confidential Information” shall be defined as any nonpublic information disclosed by one party to the other party and shall be deemed to include the following information of the respective parties, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, Employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments.

c)Injunctive Relief. Employee agrees that any breach or threatened breach of restrictions set forth in this Paragraph will result in irreparable injury to Company for which it shall have no meaningful remedy in law and Company shall be entitled to injunctive relief in order to enforce the provision thereof, without being required to post a bond or other security. In addition, Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach. If any provision of this Paragraph of this Agreement is found to be unreasonably restrictive by a court of competent jurisdiction, then such provision shall me modified by such court so as to apply such provision to the maximum extent allowed by law, without affecting the validity of any other provision of this Agreement.

9.ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration and by a neutral arbitrator to be chosen by both parties, and the parties hereby agree to be bound by the results. Such arbitration shall be held before a JAMS Arbitration Panel subject to the rules of the American Arbitration Association in accordance with their rules and procedures. Payment of arbitration fees is to be decided by the arbitrator and judgment upon the award rendered may be entered in any court possessing jurisdiction of arbitration awards.

10.BINDING AGREEMENT: This Agreement is a binding agreement between Company and Employee, inuring to the parties respective personal and legal representatives, successors and permitted transferees and assigns.

11.GOVERNING LAW. This Agreement shall be construed, interpreted and enforced under and in accordance with the laws of the State of Nevada, County of Clark. All Services rendered by the Employee hereunder will be in the City of Las Vegas, State of Nevada, County of Clark.

12.NOTICES. All notices shall be in writing and shall be personally delivered, or sent by Certified Mail-Return Receipt Requested. All notices to Company shall be sent to 30 Corporate Park, Suite 315 Irvine, California 92606. All notices to the Employee shall be sent to Tea Hyen Shin at 104. 10-7, Neuti-ro 77beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do,

Republic of Korea.

13.BREACH. No breach of this Agreement by any party shall be deemed material unless the offended party shall give written notice of such breach, and the offending party shall have failed to cure the breach within Five (5) business days after receipt of such notice, or commenced to cure with reasonable diligence if such breach is not capable of being fully cured within Five (5) days.

14.COUNTERPARTS/FACSIMILE. This Agreement may be exercised in counterparts, each one of which will be deemed to be an delivered by facsimile transmission or electronic mail.

13.SEVERABILITY. If, for any reason any provision of this Agreement is held invalid, the other provisions of this Agreement will remain in effect.

16.ASSIGNMENT. Employee acknowledges that the services to be rendered are unique and personal. Accordingly, the Employee may not assign any of these rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

17.ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between Employee and Company with respect to the subject matter and supersedes any and all prior understandings, written or oral. Further, no amendments or additions to this Agreement shall be binding unless in writing and signed by the party to be charged.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth in the introduction hereto.

VALUEONE, INC.	TEA HYEN SHIN
(the “Company”)	(the “Employee”)

By: /s/ Tea Hyen Shin	By: /s/ Tea Hyen Shin
Name: Tea Hyen Shin	Name: Tea Hyen Shin
Title: Chief Executive Officer	Title: Chief Executive Officer

CORPORATE RESOLUTION

AFTER MEETING OF THE BOARD OF DIRECTORS

OF VALUEONE, INC.

(a Nevada Corporation)

THE UNDERSIGNED, member of the Board of Directors of VALUEONE, INC, a Nevada corporation (the “Corporation”), having consented to the waiver of holding of a meeting of the Board of Directors of the Corporation to approve the following resolutions by a unanimous vote of all the members of the Board of Directors of the Corporation, and direct that the same be filed within the records of the Corporation:

WHEREAS, A waiver of notice was presented and attested to by the undersigned who each convened on the afternoon of the 16” of August, 2021 at approximately 6:00 p.m. PDT to approve of certain actions of the Corporation;

WHEREAS, The Directors met for the purpose of discussing and agreeing upon the approval of certain actions necessary for the Corporation.

NOW, THEREFORE, BE IT RESOLVED, the Corporation will take the following action: Enter into an Employment Agreement with TEA HYEN SHIN as President and Chief Executive Officer for a Term of Two (2) Years or Twenty Four (24) months in the form of Exhibit A hereto;

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized to do such further acts and things and execute any and all documents and instruments, both original and amendatory, of every kind and character on behalf of the Corporation as may be necessary or appropriate, in said officer’s judgment, to effectuate the terms of the and to carry out the purpose of these Resolutions;

IN WITNESS WHEREOF, we have caused this instrument to be duly executed this 16” day of August 2021.

By:

/s/ Kihyoung You

Kihyoung You, Director

/s/ Hyun II Choi

Hyun II Choi, Director

/s/ Seun Hwan Jang

Seun Hwan Jang, Director

/s/ Tea Hyen Shin

Tea Hyen Shin, Director